Exhibit 99.1

Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: David Berger +1 203 517 3104 david.berger@isg-one.com

Information Services Group Announces

First-Quarter 2020 Results

•	Reports first-quarter revenues of $64 million; net loss of $1 million; GAAP EPS loss of $0.03; adjusted EPS of $0.02; adjusted EBITDA of $4 million

•	Delivers strong first-quarter cash flow from operating activities of approximately $5 million; reports quarter-end cash balance of more than $17 million

•	Reduces cost base in response to economic conditions

•	Sees increased demand for cost optimization, supplier/risk management, digital workplace and asset monetization services

•	Sets second-quarter 2020 guidance: revenues of between $53 million and $55 million and adjusted EBITDA of between $6 million and $7 million

STAMFORD, Conn., May 11, 2020 ― Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced financial results for the first quarter ended March 31, 2020.

“We delivered good results in the first quarter, demonstrating the power of our innovative product and service offerings and our disciplined operational execution,” said Michael P. Connors, chairman and CEO. “The impact of the global COVID-19 pandemic has resulted in unprecedented challenges for many of our clients. I am proud of how we quickly responded by taking actions to keep our employees safe and maintain the integrity and continuity of our service delivery to clients. We also moved quickly to generate strong cash flow for the quarter. Our overall actions will likely enable us to double our profitability sequentially in Q2, even in a reduced demand environment.

“We believe the pandemic, while disruptive in the near term, will ultimately accelerate our clients’ digital transformations in 2021 and result in growing business opportunities for ISG when we exit the global recession,” Connors continued. “During this health and economic crisis, a number of our portfolio services are at the center of client demand. These include such areas as our ISG rapid cost takeout services, our ISG GovernX® vendor compliance and risk management solutions to help ensure business continuity, as well as our support of asset monetization initiatives for enterprise captives and reimagining future digital workplaces. Though new business development is more difficult in this environment, we continue to build our business on the trusted relationships we have established with our clients over the past 14 years.”

In response to the pandemic, Connors noted that ISG has taken steps to protect the health and safety of its employees, while still maintaining high-quality service delivery and pursuing new revenue opportunities through the use of secure, digital workplace technologies. In addition, the firm has taken actions within its business to provide the necessary flexibility and operating efficiency for the current environment.

Commenting on ISG’s financial strength, Connors said, “We generated approximately $5 million in operating cash flow for the quarter, repurchased more than $3 million of ISG stock and ended the quarter with a cash balance of more than $17 million.”

First-Quarter 2020 Results

Revenues for the first quarter were $63.7 million, compared with $64.8 million in the prior-year quarter, flat in constant currency (down 2 percent on a reported basis). Currency negatively impacted reported revenues by $1 million versus the prior year. Reported revenues were $36.8 million in the Americas (down 4 percent), $22.2 million in Europe (up 3 percent in constant currency and flat on a reported basis) and $4.7 million in Asia Pacific (up 16 percent in constant currency and up 8 percent on a reported basis).

ISG reported a first-quarter operating loss of $0.7 million compared with an operating loss of $0.7 million in the first quarter of 2019. The net loss for the quarter was $1.4 million compared with a net loss of $0.9 million in the prior-year first quarter. The reported fully diluted loss per share was $0.03, compared with a fully diluted loss per share of $0.02 in the first quarter of 2019.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the first quarter was $1.1 million, or $0.02 per share on a fully diluted basis, compared with adjusted net income of $1.5 million, or $0.03 per share on a fully diluted basis, in the prior year’s first quarter.

First-quarter 2020 adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $3.5 million, compared with $3.6 million in last year’s first quarter.

Other Financial and Operating Highlights

ISG cash and cash equivalents totaled $17.5 million at March 31, 2020, an increase of $3.8 million or 28 percent versus a year ago, and down slightly versus $18.2 million at December 31, 2019. Net Cash Provided by Operating Activities was $4.6 million for the first quarter. ISG repurchased $3.4 million in stock during the quarter.

As previously announced, in early March ISG amended its credit agreement originally entered on December 1, 2016. The amendment includes a reduction in annual principal payments of 61 percent, or $4.3 million; access to a $54 million revolving line of credit; a lowering of borrowing costs; a removal of the cap on share repurchases with some limits; and an extension of the agreement’s maturity to March 10, 2025. As of March 31, 2020, ISG had $86.9 million in debt outstanding, a decrease of 12 percent, or $12.3 million, since January 2019.

2020 Second-Quarter Revenue and Adjusted EBITDA Guidance

“The coronavirus (COVID-19) crisis is rapidly evolving and has created a significant amount of uncertainty for a number of our clients,” said Connors. “In light of this, for the second quarter, ISG is targeting revenues of between $53 million and $55 million. Based on the speed of our actions during the first quarter, we expect to nearly double our profitability from Q1, with adjusted EBITDA of between $6 million and $7 million, despite a reduction of revenues. We will continue to monitor the macroeconomic environment, including the uncertainties caused by the virus. ISG’s second-quarter 2020 business outlook reflects its assumptions, as of today, regarding the potential effect of the coronavirus pandemic.”

Conference Call

ISG has scheduled a call for 9 a.m., U.S. Eastern Time, Tuesday, May 12, 2020, to discuss the company’s first-quarter results. The call can be accessed by dialing 1-800-263-0877 or, for international callers by dialing 001-323-794-2094. The access code is 7782238. A recording of the conference call will be accessible on ISG’s website (www.isg-one.com) for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “target,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) outbreaks of diseases, including coronavirus, or similar public health threats or fear of such an event; and (14) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three months ended March 31, 2020 and March 31, 2019. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future. ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income before net income attributable to non-controlling interest, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, change in contingent consideration, acquisition-related costs, severance, integration and other expense, and financing-related costs), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, change in contingent consideration, acquisition-related costs, severance, integration and other expense, financing-related costs, and write-off of deferred financing costs, on a tax-adjusted basis), adjusted net income as earnings per diluted share and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to approximately 700 clients, including more than 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs approximately 1,300 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com

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Information Services Group, Inc.

Consolidated Statement of Comprehensive Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues	$63,710	$64,791
Operating expenses
Direct costs and expenses for advisors	41,017	40,765
Selling, general and administrative	21,881	23,012
Depreciation and amortization	1,532	1,684
Operating loss	(720)	(670)
Interest income	73	3
Interest expense	(1,384)	(1,563)
Foreign currency transaction gain (loss)	162	(17)

Loss before taxes	(1,869)	(2,247)
Income tax benefit	509	1,349
Net loss	$(1,360)	$(898)

Weighted average shares outstanding:
Basic	47,315	45,808
Diluted	47,315	45,808

Loss per share:
Basic	$(0.03)	$(0.02)
Diluted	$(0.03)	$(0.02)

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net loss	$(1,360)	$(898)
Plus:
Interest expense (net of interest income)	1,311	1,560
Income taxes	(509)	(1,349)
Depreciation and amortization	1,532	1,684
Change in contingent consideration	-	30
Acquisition-related costs	49	29
Severance, integration and other expense	171	178
Financing-related costs	92	-
Foreign currency transaction (gain) loss	(162)	17
Non-cash stock compensation	2,419	2,310
Adjusted EBITDA	$3,543	$3,561

Net loss	$(1,360)	$(898)
Plus:
Non-cash stock compensation	2,419	2,310
Intangible amortization	845	1,004
Change in contingent consideration	-	30
Acquisition-related costs	49	29
Severance, integration and other expense	171	178
Financing-related costs	92	-
Write-off of deferred financing costs	167	-
Foreign currency transaction (gain) loss	(162)	17
Tax effect (1)	(1,146)	(1,142)
Adjusted net income	$1,075	$1,528

Weighted average shares outstanding:
Basic	47,315	45,808
Diluted	47,315	45,808

Adjusted earnings per share:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03

(1)	Marginal tax rate of 32.0% applied.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months			Three Months
	Three Months	Constant	Ended	Three Months	Constant	Ended
	Ended	currency	March 31, 2020	Ended	currency	March 31, 2019
	March 31, 2020	impact	Adjusted	March 31, 2019	impact	Adjusted
Revenue	$63,710	$240	$63,950	$64,791	$(740)	$64,051
Operating loss	$(720)	$317	$(403)	$(670)	$(45)	$(715)
Adjusted EBITDA	$3,543	$200	$3,743	$3,561	$(54)	$3,507